Exhibit 2.2

FORM OF

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT (this “Agreement”), dated as of May 28, 2012, is made and entered into among TELEDYNE TECHNOLOGIES INCORPORATED, a Delaware corporation (“Parent”), LUNA MERGER SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Sub”), and the individual(s) listed under the heading “STOCKHOLDER” on the signature page hereof (each, a “Stockholder” and collectively, the “Stockholders”).

WITNESSETH:

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (“beneficial owner,” “beneficial ownership,” “beneficially,” and related terms, wherever used herein, within the meaning of Section 13(d)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including, without limitation, Rule 13d-3 under the Exchange Act)) of the number of shares of common stock, par value $0.01 (“Company Common Stock”), of LECROY CORPORATION (the “Company”) set forth opposite such Stockholder’s name of Exhibit A hereto (the total number of shares of Company Common Stock beneficially owned by the Stockholders, together with any shares of Company Common Stock acquired or beneficially owned by Stockholder after the date hereof, whether upon the exercise of options or other rights, the vesting of restricted stock, the conversion or exchange of convertible or exchangeable securities, whether by means of purchase, dividend, distribution, or otherwise, prior to the termination of this Agreement, together with all associated rights and interests, being collectively referred to as the “Shares”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent and Merger Sub are entering into an Agreement and Plan of Merger (the “Merger Agreement”) of even date herewith, which (upon the terms and subject to the conditions set forth therein) provides for the merger of Merger Sub with and into the Company with the Company surviving the merger (the “Merger”); and

WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have requested the Stockholders to agree, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants, and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

STOCKHOLDERS’ REPRESENTATIONS AND WARRANTIES

Each Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

Section 1.1 Authorization.

(a) Stockholder possesses the requisite power, authority and legal capacity to (i) execute, deliver and perform Stockholders’ obligations under this Agreement, (ii) to appoint or cause to be appointed Merger Sub and Parent (or any nominee thereof) as Stockholder’s Proxy (as defined below), and (iii) to consummate the transactions contemplated hereby.

(b) This Agreement has been duly executed and delivered by Stockholder and constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, except as enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

(c) There is no other beneficial owner of any of the Shares set forth opposite Stockholder’s name on Exhibit A hereto or other beneficiary or holder of any other interest in any of such Shares whose consent is required for the execution and delivery of this Agreement or for the consummation by Stockholder of the transactions contemplated hereby.

(d) Except as listed on Exhibit A hereto, Stockholder is not a party to any stockholder agreement, option agreement, purchase agreement, buy-sell agreement, right of first refusal or first offer, voting trust, proxy, or other contract with respect to the issuance, transfer or voting of any Company Common Stock (other than this Agreement).

Section 1.2 No Conflicts; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, (i) conflict with or violate any law applicable to Stockholder or by which Stockholder or any of Stockholder’s assets are bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration, or cancellation of, or result in the creation of a lien or encumbrance on any assets of Stockholder, including, without limitation, the Shares set forth opposite Stockholder’s name on Exhibit A hereto, pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise, or other instrument or obligation to which Stockholder is a party or by which Stockholder or any of Stockholder’s assets are bound or affected, except in the case of clause (ii), for such matters as would not prevent or in any way impair Stockholder’s ability to perform Stockholder’s obligations under this Agreement.

(b) The execution and delivery of this Agreement by Stockholder does not, and the performance of this Agreement by Stockholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign.

Section 1.3 Title to Shares. Stockholder is the sole beneficial owner of the Shares set forth opposite Stockholder’s name on Exhibit A hereto, free and clear of any pledge, lien, security interest, mortgage, claim, proxy, voting restriction or other voting trust, agreement, understanding, or arrangement of any kind, right of first refusal or other limitation on disposition, adverse claim of ownership, or other encumbrance of any kind, other than restrictions imposed by securities laws or pursuant to this Agreement. As of the date hereof, Stockholder does not own, beneficially or of record, any other shares of Company Common Stock or any other equity interests of the Company, including without limitation any options or other rights to acquire Shares, other than as identified on Exhibit A hereto.

Section 1.4 Information for Offer Documents and Proxy Statement. None of the information relating to Stockholder and Stockholder’s affiliates provided in writing to the Company by or on behalf of Stockholder or Stockholder’s affiliates specifically for inclusion in the Proxy Statement will, at the times the Proxy Statement is filed with the U.S. Securities and Exchange Commission or is first published, sent or given to stockholders of the Company, or at the time of the special meeting of stockholders to consider the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 1.5 Acknowledgment of No Claims. Stockholder acknowledges and agrees that it is not aware of any present or potential future disputes, controversies, demands, claims, rights, actions, and causes of action of every kind and nature involving or affecting the Shares or the Company, involving or relating to (i) any claim or right that Stockholder may assert or exercise in Stockholder’s capacity as a Stockholder, director, officer or employee of the Company or in any other capacity and (ii) any claim, right or cause of action based upon a breach of any express, implied, oral or written contract or agreement to which the Stockholder and Company are parties.

Section 1.6 Acknowledgment of No Broker Fees. Stockholder, on behalf of itself and Stockholder’s affiliates, acknowledges and agrees that neither it nor they shall be paid or shall otherwise be entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby or by the Merger Agreement.

ARTICLE II

STOCKHOLDER’S COVENANTS

Each Stockholder hereby covenants to Parent and Merger Sub as follows:

Section 2.1 Voting of Shares. Stockholder hereby irrevocably agrees that from the date hereof until the termination of this Agreement pursuant to Section 3.1 (the “Term”), at any meeting of the stockholders of the Company however called and in any action by written consent of the stockholders of the Company, in each case prior to the Effective Time, Stockholder shall vote (or direct the record owner of Stockholder’s Shares to vote) Stockholder’s Shares (i) in favor of the approval of the Merger and the adoption of the Merger Agreement and the other transactions contemplated thereby; (ii) if so directed by Parent, against any Takeover Proposal (as defined in the Merger Agreement) and against any proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which could reasonably be expected to result in any of the Company’s obligations under the Merger Agreement not being fulfilled, any change in the composition of the board of directors of the Company (except as contemplated by the Merger Agreement), any change in the present capital structure of the Company or any amendment to the Company’s corporate structure or business, or any other action which could reasonably be expected to impede, interfere with, delay, postpone or materially and adversely affect the transactions contemplated by this Agreement or the Merger Agreement or the likelihood of such transactions being consummated; and (iii) in favor of any other matter reasonably necessary for the consummation of the transactions contemplated by the Merger Agreement which is considered at any such meeting of the stockholders of the Company or in any such consent, and in connection therewith to execute any documents which are necessary or appropriate in order to effectuate the foregoing, including, without limitation, documents enabling Parent and Merger Sub or their nominee(s) to vote Stockholder’s Shares directly. Each Stockholder hereby agrees to permit Parent and the Company to publish and disclose in any materials delivered to the stockholders of the Company in connection with the Merger Agreement, Stockholder’s identity and ownership of Company Common Stock and the nature of Stockholder’s commitments, arrangements and understandings under this Agreement.

Section 2.2 Proxy. Stockholder hereby revokes all prior proxies or powers of attorney with respect to any and all of Stockholder’s Shares. During the Term, Stockholder hereby constitutes and appoints Parent and Merger Sub, or any nominee designated by Parent and Merger Sub, with full power of substitution and resubstitution at any time during the Term, as Stockholder’s true and lawful attorney and proxy (“Proxy”), for and in its name, place, and stead, in the Proxy’s discretion, to demand that the Secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 2.1 and to vote each Share held by Stockholder as Stockholder’s Proxy in respect of any such matter, at every annual, special, adjourned, or postponed meeting of the stockholders of the Company, including, without limitation, the right to sign its name as Stockholder (or to direct the record owner to sign its name as Stockholder) to any consent, certificate, or other document relating to the Company that the law of the State of Delaware might permit or require. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM. Stockholder will take such further action and execute such other documents as may be necessary to effectuate the intent of this Section 2.2.

Section 2.3 Restrictions of Transfer; Proxies and Non-Interference.

(a) Stockholder hereby agrees, until the termination of this Agreement pursuant to Section 3.1 not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of Stockholder’s Shares, (ii) grant any proxies, deposit any of Stockholder’s Shares into a voting trust or enter into a voting agreement with respect to any of Stockholder’s Shares, or (iii) take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or have the effect of preventing, impairing, or disabling Stockholder from timely and promptly performing Stockholder’s obligations under this Agreement.

(b) Stockholder hereby agrees, if so requested by Parent, (i) that the Shares held by Stockholder shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy and (ii) that, subject to the terms of Section 2.3(a), such Stockholder shall not sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of Stockholder’s Shares without first having the aforementioned legend affixed to the certificates representing such Shares.

Section 2.4 No Solicitation.

(a) During the Term, each Stockholder covenants and agrees not to, directly or indirectly, solicit, initiate, knowingly encourage, or take any other action designed to facilitate any inquiries or the making of any proposal from any Person (other than from Parent or Merger Sub) relating to any transaction that constitutes a Takeover Proposal.

(b) During the Term, each Stockholder further covenants and agrees not to participate in any discussions or negotiations (except with Parent or Merger Sub) regarding, or furnish to any Person (other than Parent or Merger Sub or if required by law or compelled by subpoena or similar legal process) any information with respect to, or otherwise cooperate in any way with, or assist or participate in or facilitate or encourage, any effort or attempt by any Person (other than Parent and Merger Sub) to make or effect, any transaction that may constitute a Takeover Proposal.

(c) Each Stockholder shall immediately cease and cause to be terminated any existing discussions or negotiations of Stockholder and Stockholder’s agents or other representatives with any Person (other than Parent and Merger Sub) with respect to any of the foregoing. During the Term, each Stockholder shall notify Parent and Merger Sub promptly of any specific proposal or offer made to such Stockholder relating to a Takeover Proposal, or any substantive inquiry or contact made to such Stockholder specifically relating to a Takeover Proposal, and shall, in any such notice to Parent and Merger Sub, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry, or contact and the material terms and conditions of such proposal, offer, inquiry, or contact.

(d) Notwithstanding the foregoing, any Stockholder who is also an officer and/or a member of the board of directors of the Company, may, in such Stockholder’s capacity as an officer of the Company and/or a member of the Board of Directors of the Company, as the case may be, take such actions, if any, in such capacity or capacities as are permitted by Section 5.2 (No Solicitation) of the Merger Agreement.

Section 2.5 Mutuality. Each Stockholder agrees that the terms of this Agreement shall apply to any interest, spousal or otherwise, of such Stockholder in the Shares described in this Agreement as being owned by the other Stockholder. The representations, warranties, and covenants of the Stockholders made in this Agreement are joint and several.

ARTICLE III

MISCELLANEOUS

Section 3.1 Termination. This Agreement shall terminate and be of no further force and effect upon the earlier to occur of (i) such date and time as the Merger Agreement shall have been terminated pursuant to Article VII thereof, (ii) the Effective Time, or (iii) March 31, 2013. The termination of this Agreement shall not relieve any party hereto from any liability for any breach of this Agreement prior to termination.

Section 3.2 Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the parties hereto. The parties acknowledge that: (i) they have read this Agreement; (ii) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (iii) they understand the terms and consequences of this Agreement; and (iv) they are fully aware of the legal and binding effect of this Agreement.

Section 3.3 Definitions. Terms used but not otherwise defined in this Agreement shall have the respective meanings ascribed to such terms in the Merger Agreement, as it may be amended from time to time.

Section 3.4 Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses.

Section 3.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) upon hand delivery, (ii) upon confirmation of receipt of facsimile transmission, or (iii) upon confirmed delivery by a standard overnight courier, to the following address or to such other address that a party hereto might later specify by like notice:

(a)	If to Parent or Merger Sub, to:

Teledyne Technologies Incorporated

1049 Camino Dos Rio

Thousand Oaks, CA 91360

Attention: Melanie S. Cibik

Telecopier No.: (805) 373-4605

with a copy to:

McGuireWoods LLP

625 Liberty Avenue

23rd Floor, EQT Plaza

Pittsburgh, PA 15222

Attention: Scott E. Westwood

Telecopier No.: (412) 402-4191

(b)	If to Stockholder, to the address for notice set forth on Exhibit A hereto.

with a copy to:

Bingham McCutchen LLP

One Federal Street

Boston, MA 02110

Attention: Brian Keeler

Telecopier No.: 617-951-8736

Section 3.6 Severability. In the event that any provision in this Agreement is held invalid, illegal, or unenforceable in a jurisdiction, such provision shall be modified or deleted as to the jurisdiction involved but only to the extent necessary to render the same valid, legal, and enforceable. The validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality, or enforceability of such provision be affected thereby in any other jurisdiction.

Section 3.7 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect thereto.

Section 3.8 Assignment. No party hereto may assign or delegate this Agreement or any right, interest, or obligation hereunder; provided, however, that Parent or Merger Sub, in its sole discretion, may assign or delegate its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without obtaining the consent of any other party hereto; and provided, further, that any such assignment or delegation shall not relieve Parent or Merger Sub from liability hereunder.

Section 3.9 No Third-Party Beneficiaries. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by only the parties hereto, their respective successors, and their permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the parties hereto, their respective successors, and permitted assigns, any rights, remedies, obligations, or liabilities of any nature whatsoever.

Section 3.10 Waiver of Appraisal Rights. Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

Section 3.11 Further Assurance. Each Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 3.12 Certain Events. Stockholder agrees that this Agreement and the obligations hereunder shall attach to Stockholder’s Shares and shall be binding upon any Person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement.

Section 3.13 No Waiver. The failure of any party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available at law or in equity, the failure of any party hereto to insist upon compliance by any other party hereto with its respective obligations hereunder, or the existence of any custom or practice of the parties hereto at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power, or remedy or to demand such compliance.

Section 3.14 Specific Performance. The parties hereto acknowledge that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties hereto agree that an aggrieved party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction, this being in addition to any other right or remedy to which such party may be entitled under this Agreement at law, or in equity.

Section 3.15 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to provisions thereof relating to conflicts of law. Each of the parties hereto, hereby submits to the exclusive jurisdiction and venue of the state and federal courts located in the State of Delaware in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof.

Section 3.16 WAIVER OF JURY TRIAL. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR THE ACTIONS OF PARENT, MERGER SUB OR STOCKHOLDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 3.17 Headings. The descriptive headings contained in this Agreement were included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 3.18 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmission of any signed original document and/or retransmission of any signed facsimile transmission will be deemed the same as delivery of an original. At the request of another party hereto, each party hereto will confirm facsimile transmission by signing a duplicate original document.

Section 3.19 Press Releases. No press release or public announcement concerning the Merger Agreement, this Agreement or the transactions contemplated hereby shall be made by Stockholder or by Stockholder’s affiliates or representatives (other than the Company) without advance approval thereof by Parent.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have each caused this Stockholder Agreement to be executed in a manner sufficient to bind them as of the date first written above.

TELEDYNE TECHNOLOGIES INCORPORATED

By:

Name:

Title:

LUNA MERGER SUB, INC.

By:

Name:

Title:

STOCKHOLDER

[See Schedule of Stockholders and Shares]

[SIGNATURE PAGE TO STOCKHOLDER AGREEMENT]

EXHIBIT A

[SCHEDULE OF STOCKHOLDERS AND SHARES]

Name of Beneficial and Record Owner	Company Common Stock	Stock Options	Restricted Stock	Stock Appreciation Rights
Walter O. LeCroy, Jr.	258,803	0	0	0
Thomas H. Reslewic	185,339	0	3,305	1,413,500
Robert E. Anderson	93,518	28,767	0	0
Sean B. O’Connor	79,833	7,500	1,771	411,500
Allyn C. Woodward, Jr.	81,261	21,000	0	0
Norman R. Robertson	66,361	22,000	0	0
David C. Graef	49,126	15,000	1,179	407,250
William G. Scheerer	30,577	69,668	0	0
Robert Petrillo	15,000	12,500		403,250
Conrad J. Fernandes	332	5,000	0	251,250
TOTAL	860,150	181,435	6,255	2,886,750